             AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                             UNITED DEFENSE, L.P.

          This Amended and Restated Agreement of Limited Partnership (this "Agreement") of United Defense, L.P. is entered into by and between UDLP Holdings Corp., a Delaware corporation, as general partner ("Holdings" or the "General Partner"), and United Defense Industries, Inc., a Delaware corporation, as limited partner ("UDI" or the "Limited Partner" and, together with the General Partner, the "Partners").

                                   RECITALS:

          WHEREAS, United Defense, L.P., a Delaware limited partnership (the "Partnership"), was formed on January 20, 1994 in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Act"), pursuant to that certain Partnership Agreement dated as of January 1, 1994 by and among FMC Corporation, a Delaware corporation ("FMC"), Harsco Defense Holding, Inc., a Delaware corporation, and the Partnership (the "Original Partnership Agreement");

          WHEREAS, pursuant to that certain Purchase Agreement (the "Purchase Agreement"), dated August 25, 1997, among FMC, Harsco Corporation, Harsco UDLP Corporation (together with Harsco Corporation, "Harsco") and UDI, FMC and Harsco agreed to sell to UDI and its assigns, and UDI agreed to purchase or cause to be purchased from FMC and Harsco, all of the outstanding interests in the Partnership;

          WHEREAS, UDI has assigned its right under the Purchase Agreement to purchase a 1% interest in the Partnership to the General Partner pursuant to an Assignment Agreement dated as of the date hereof;

          WHEREAS, FMC, Harsco, UDI, Holdings and the Partnership have entered into that certain Amendment No. 1 to the Partnership Agreement, dated as of the date hereof, whereby UDI was admitted to the Partnership as a limited partner and Holdings was admitted to the Partnership as a general partner, effective immediately prior to the consummation of the transactions contemplated by the Purchase Agreement (the "Closing");

          WHEREAS, effective upon the Closing, FMC and Harsco assigned all of their right, title and interest in and to the Partnership to the Partners in accordance with the terms and conditions set forth in the Purchase Agreement; and

          WHEREAS, effective upon the Closing, FMC withdrew as a general partner of the Partnership and Harsco UDLP withdrew as a limited partner of the Partnership.

                                  AGREEMENT:

          NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the

General Partner and the Limited Partner, pursuant to and in accordance with the Act, hereby agree to amend and restate the Partnership Agreement as follows:

               1. NAME.  The name of the Partnership is United Defense, L.P.

               2. PURPOSE. The purpose of the Partnership is to engage in any and all business activities that may be lawfully conducted by a limited partnership formed under the Act.

               3. REGISTERED OFFICE; PRINCIPAL PLACE OF BUSINESS; OTHER OFFICES. The registered office of the Partnership in the State of Delaware shall be at 1013 Centre Road, Wilmington, Delaware 19805 or such other place as the General Partner may designate from time to time. The principal place of business of the Partnership shall be at 1525 Wilson Boulevard, Suite 700, Arlington, Virginia 22209 or such other place as the General Partner may designate from time to time, which need not be in the State of Delaware. The Partnership may have such other offices as the General Partner may designate from time to time.

               4. REGISTERED AGENT. The registered agent for service of process on the Partnership in the State of Delaware or any other jurisdiction shall be such Person or Persons as the General Partner may designate from time to time.

               5. PARTNERS. The names and the business, residence or mailing addresses of the General Partner and the Limited Partner as of the date hereof are as follows:

               GENERAL PARTNER:

                    UDLP Holdings Corp.
                    c/o The Carlyle Group
                    1001 Pennsylvania Avenue, N.W.
                    Suite 200
                    Washington, D.C.  20004
                    Attn:  Allan M. Holt

               LIMITED PARTNER:

                    United Defense Industries, Inc.
                    c/o The Carlyle Group
                    1001 Pennsylvania Avenue, N.W.
                    Suite 200
                    Washington, D.C.  20004
                    Attn:  Allan M. Holt

               6. TERM. The Partnership shall dissolve, and its affairs shall be wound up, on the twenty-fifth anniversary of the date hereof, or at such earlier time as (a) the Partners approve in writing, (b) an event of withdrawal of the General Partner has occurred under the Act and a majority in interest of the remaining partners do not agree in writing to continue the Partnership and designate at least one general partner of the Partnership within ninety (90) days of the date of withdrawal of the General Partner, or (c) an entry of a decree of judicial dissolution has occurred under Section 17-802 of the Act.

               7. CAPITAL CONTRIBUTIONS. The aggregate capital contribution made to the Partnership by each Partner at any given time during the term of the Partnership shall be as set forth in the Partnership's books and records.

               8. ADDITIONAL CONTRIBUTIONS. Except as otherwise set forth herein, no Partner shall be required to make any further capital contribution to the Partnership.

               9. CAPITAL ACCOUNTS.

                  (a) There shall be established for each Partner on the books of the Partnership a capital account (the "Capital Account") reflecting the difference between (i) the sum of (w) such Partner's capital contributions, (x) such Partner's share of Profits (as hereafter defined), and (y) such Partner's share of tax-exempt income of the Partnership minus
(ii) the sum of (w) such Partner's share of Losses (as hereafter defined),
(x) such Partner's share of other Partnership expenditures that are not deductible for federal income tax purposes (not including principal payments on indebtedness or expenditures to the extent included in the basis of any asset of the Partnership), and (y) any distributions to such Partners.

                  (b) Notwithstanding any other provision in this Section 9 or elsewhere in this Agreement, each Partner's Capital Account shall be maintained and adjusted in accordance with the Internal Revenue Code of 1986, as amended (the "CODE"), and the Treasury Regulations thereunder ("REGULATIONS"), including Regulations Sections 1.704-1(b) and 1.704-2. It is intended that appropriate adjustments shall thereby be made to Capital Accounts to give effect to any income, gain, loss or deduction (or items thereof) that is allocated pursuant to this Agreement. Each Partner's Capital Account shall include that of any predecessor holders of the Partnership interest of such Partner. The General Partner shall make (1) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (2) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

                  (c) The General Partner may in its discretion increase or decrease the Capital Accounts of the Partners to reflect a revaluation of Partnership property on the Partnership's books and records, but only in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f). Following any such revaluation, the Partners' Capital Accounts shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization, and gain or loss as computed for book purposes with respect to such property.

               10. TIMING AND AMOUNT OF ALLOCATIONS OF PROFITS AND LOSSES. Profits and Losses of the Partnership shall be determined and allocated with respect to each fiscal year of the

Partnership as of the end of each such year. Subject to the other provisions of this Agreement, an allocation to a Partner of a share of Profits or Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Profits or Losses. "PROFITS" or "LOSSES" for each fiscal year of the Partnership shall mean the net income or net loss of the Partnership, determined by the method of accounting for the Partnership as selected by the General Partner for federal income tax purposes, including, without limitation, each item of Partnership income, gain, loss and deduction; provided, however, in the event of a revaluation of Partnership property as described in Section 9(c), "Profits" and "Losses" of the Partnership shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

               11. ALLOCATIONS.

                  (a) Except as otherwise provided in this Section 11, all Profits and Losses of the Partnership shall be allocated to the Partners in proportion to their respective Percentage Interests. The "PERCENTAGE INTEREST" of each Partner shall be as set forth on Exhibit A hereto.

                  (b) Notwithstanding Section 11(a):

                           (i) If there is a net decrease in Partnership Minimum Gain (as hereafter defined) or Partner
                  Minimum Gain (as hereafter defined) during any fiscal year, the Partners shall be allocated items of Partnership income and gain for such year (and, if necessary, for subsequent years) in accordance with Regulations Section 1.704-2(f) or Section 1.704-2(i)(4), as applicable.

                          (ii) Any Partner Nonrecourse Deductions (as
                  hereafter defined) for any fiscal year shall be specially allocated to the Partner(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt (as hereafter defined) to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

                         (iii) Items of Partnership income and gain shall be
                  allocated to the Partners in accordance with the "qualified income offset" requirements of
                  Regulations Section 1.704-1(b)(2)(ii)(d).

                          (iv) To the extent any allocation of losses would
                  cause or increase an Adjusted Capital Account
                  Deficit (as hereafter defined) as to any Partner, such allocation of losses shall be reallocated among the other Partners in proportion to their respective Percentage Interests, but in a manner that will not produce an Adjusted Capital Account Deficit as to any other Partner.

                          (v) The allocations set forth in Sections
                  9(b)(1) through (4) (the "REGULATORY ALLOCATIONS") are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 11(a), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

                  (c) Definitions.

                             (i) "ADJUSTED CAPITAL ACCOUNT DEFICIT" means,
                  with respect to any Partner, the deficit balance, if any, in such Partner's capital account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                                    (A)  Decrease such deficit by any amounts
                  which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Partnership pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                                   (B)  Increase such deficit by such
                  Partner's share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

                            (ii) "NONRECOURSE DEDUCTIONS" has the meaning
                  set forth in Regulations Section 1.704-2(b)(1).

                           (iii) "PARTNER MINIMUM GAIN" means gain
                  attributable to Partner Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

                            (iv) "PARTNER NONRECOURSE DEBT" has the meaning
                  set forth in Regulations Section 1.704-2(b)(4).

                             (v)  "PARTNER NONRECOURSE DEDUCTION" has the
                  meaning set forth in Regulations Section 1.704-2(i)(2).

                            (vi) "PARTNERSHIP MINIMUM GAIN" has the meaning
                  set forth in Regulations Section 1.704-2(b)(2).

                  (d) For any fiscal year during which a Partner's Partnership interest is assigned by such Partner (or by an assignee or successor in interest to a Partner), the portion of the Profits or Losses of the Partnership that is allocable in respect of such Partner's interest shall be apportioned between the assignor and the assignee on any basis selected by the General Partner, provided such basis is permitted by Section 706(d)(2) of the Code.

                  (e) Tax Allocations

                         (i) Except as otherwise provided in this Section
                  11(e), each item of income, gain, loss and deduction shall be allocated for income tax purposes among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 11.

                        (ii) Notwithstanding the foregoing provisions of this
                  Section 11, income, gain, loss and deduction with respect to property contributed to the Partnership by a Partner shall be allocated among the Partners, pursuant to Regulations promulgated under Section 704(c) of the Code, so as to take account of the variation, if any, between the adjusted basis of such property to the Partnership and its initial value. The Partnership shall account for such variation under any method approved under Section 704(c) of the Code and the applicable Regulations as chosen by the General
                  Partner. In the event the value of any Partnership asset is adjusted pursuant to Section 3.2(c), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset for federal income tax purposes and its value in the same manner as under Section 704(c) of the Code and the applicable Regulations, consistent with the requirements of Regulations Section 1.704-1(b)(2)(iv)(g), using any method approved under
                  Section 704(c) of the Code and the applicable
                  Regulations, as chosen by the General Partner.
                  Allocations pursuant to this Section 11(e) are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other tax items or distributions pursuant to any provision of this Agreement.

               12. DISTRIBUTIONS. All distributions of Partnership assets to be made to the Partners prior to and otherwise not in conjunction with the final liquidation of the Partnership in accordance with Section 16 shall be made to the Partners only at such times as the General Partner, in its sole and absolute discretion, deems appropriate and shall be made in proportion to each Partner's Percentage Interest. The General Partner may withhold from any distributions to the Partners the amount(s) required to satisfy the present and future cash needs of the Partnership, as determined by the General Partner in its sole and absolute discretion. No right is given to any Partner to demand and receive property other than cash. The General Partner may determine, in its sole and absolute discretion, to make a distribution in kind to the Partners of Partnership assets other than cash.

               13. MANAGEMENT OF PARTNERSHIP.

                   (a) The General Partner shall have exclusive control over the business of the Partnership and shall have all rights, powers and authority generally conferred by law or necessary, advisable or consistent in connection therewith. The General Partner may, in its discretion, appoint officers of the Partnership (such as President, Vice President, Treasurer, Secretary and Assistant Secretary) to act as agents of the Partnership. If the General Partner so resolves in writing, any such officer may bind the Partnership by executing and delivering contracts, agreements or instruments in the name and on behalf of the Partnership. The Limited Partner shall have no right to participate in or vote upon any Partnership matters except as specifically provided by this Agreement or required by any mandatory provision of the Act.

                    (b) Without limiting the foregoing, the General Partnership shall have full power on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership and to perform all acts and to execute and deliver all agreements, instruments and other documents which it, in its sole discretion, may deem necessary or desirable, including without limitation, the power to:

                    (c) enter into, deliver, perform, construe and take any action under, any contract, agreement or other instrument as the General Partner shall determine to be necessary or desirable to further the purpose of the Partnership;

                    (d) open, maintain and close bank accounts, make deposits thereunder and investment decisions with respect thereto and draw checks or other orders for the payment of moneys;

                    (e) collect all sums due the Partnership, including the assertion by all advisable means of the Partnership's right to payment;

                    (f) to the extent that funds of the Partnership are available therefor, pay as they become due all debts, obligations and operating expenses of the Partnership including, without limitation, the salaries, bonuses, benefits and expenses of the employees and agents of the Partnership and equipment and office acquisitions and operating costs;

                    (g) employ and dismiss from employment, and pay the fees and expenses of, any and all employees, attorneys, accountants, consultants, advisors or other agents, on such terms and for such compensation as the General Partner may determine, whether or not such person may also be otherwise employed by any affiliate of the General Partner;

                    (h) obtain insurance for the Partnership;

                    (i) admit addition partners;

                    (j) determine distributions of Partnership cash and other property as provided in Section 12;

                    (k) bring and defend actions, investigations and proceedings at law or equity or arbitrations or other forms of alternative dispute resolution and before any governmental, administrative or other regulatory agency, body or commission or arbitrator, mediator or other forum for dispute resolution;

                    (l) make all elections, investigations, evaluations and decisions, binding the Partnership thereby, that may in the sole judgment of the General Partner be necessary or desirable for the acquisition, management or disposition of assets by the Partnership, including without limitation the exercise of rights to elect to adjust the tax basis of Partnership assets;

                    (m) incur expenses and other obligations on behalf of the Partnership and, to the extent that funds of the Partnership are available for such purpose, pay all such expenses and obligations;

                    (n) cause the Partnership to incur or guarantee indebtedness for borrowed money;

                    (o) possess and exercise all rights and powers of general partners under the Act, in furtherance of the purposes of the Partnership; and

                    (p) consult with and seek the advice of one or more of the Limited Partners as contemplated by Section 17-303 of the Act.

               14. TRANSFER OR PLEDGE. A partner's interest in the Partnership shall not be assigned, pledged, sold or otherwise transferred, in whole or in part, without the prior written consent of the other partner, which consent may be given or withheld in such partner's sole and absolute discretion. No assignee of a partner's interest in the Partnership shall be admitted into the Partnership as a substituted partner without the prior written consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion.

               15. WITHDRAWAL. No right is given to any partner of the Partnership to withdraw from the Partnership.

               16. DISSOLUTION AND WINDING UP. Upon the expiration of the Partnership's term, the Partnership shall be dissolved and the business wound up. Upon the dissolution of the Partnership the General Partner shall act as liquidator (unless there is no General Partner at such time, in which case the Limited Partner shall select a person (which may include the Limited Partner) to act as liquidator) of the Partnership's assets. After paying the Partnership's outstanding liabilities to creditors in the order of priority as provided by law (or the provision of adequate reserves therefor), the liquidator(s) shall distribute the remaining assets to the Partners pro rata in accordance with their relative positive Capital Account balances, determined after taking into account all Capital Account adjustments for the Partnership fiscal year during which such liquidation occurs through the date of such liquidation. No Partner shall be obligated to contribute to the Partnership the amount of any deficit balance in its Capital Account. All liquidating distributions shall be made in assets of the Partnership and/or in cash, as the liquidator(s) shall determine in its sole and absolute discretion.

               17. LIMITED LIABILITY. The Limited Partner shall not be liable for the losses, debts, liabilities, contracts or other obligations of the Partnership except as otherwise required by law.

               18. GOVERNING LAW. This Agreement, and all rights and remedies in connection therewith, shall be governed by, and construed under, the laws of the State of Delaware, without regard to otherwise governing principles of conflicts of law.

          IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement of Limited Partnership as of the date first above written.

                              GENERAL PARTNER:

                              UDLP Holdings Corp.,
                              a Delaware corporation


                              By: /s/ Allan M. Holt
                                  Name:  Allan M. Holt
                                  Title: President


                              LIMITED PARTNER:

                              United Defense Industries, Inc.,
                              a Delaware corporation


                              By:  /s/ Allan M. Holt
                                   Name:  Allan M. Holt
                                   Title: President

                                  SCHEDULE A

                                             PERCENTAGE INTEREST
                                             -------------------
General Partner:
UDLP Holdings Corp. .......................           1.0%

Limited Partner:
United Defense Industries, Inc. ...........          99.0%


   TOTAL: .................................         100.0%